EXHIBIT 99.1

International Silver, Inc

News Release

International Silver Inc. Announces Additional Investment by Private Equity Firm

Tucson, Arizona, February 22, 2013 (BUSINESS WIRE) -- International Silver, Inc. (OTCQB:ISLV) (“International Silver”) today announced it has signed a 2nd Amendment to its February 6, 2012 Convertible Note Purchase Agreement (the”Note”) with ISLV Partners, LLC (“ISLV Partners”) for additional gross proceeds of approximately $2,200,000.  Under the terms of the 2nd Amendment, ISLV Partners loaned an initial amount of $1,000,000 and shall have the right to loan an additional amount of up to $1,200,000 by April 15, 2013. The Note is convertible into International Silver’s common shares at $0.20 per share. In addition, International Silver issued to ISLV Partners a warrant to purchase 5,000,000 additional common stock shares at an exercise price of $0.40 per share, exercisable through February 21, 2016. Net proceeds from the loan will be used for working capital, exploration and corporate development purposes.

International Silver, Inc., President and Chief Executive Officer Harold R. Shipes commented:

"This follow on financing is a strong indication that we have met ISLV Partners’ expectations and are on a path to create potential strong value for investors. We are very pleased to have completed this additional financing, which demonstrates ISLV Partners’ commitment to International Silver, Inc. and its projects."

David J Richards, Managing Member of Empire Advisors, LLC stated:

“I am extremely pleased with the developments at the company. Mr. Shipes has demonstrated great strategic vision and we are proud to have such an accomplished and experienced mining executive guiding our enterprise.

About International Silver, Inc.

International Silver, Inc. (the “Company”), headquartered in Tucson, Arizona, is an exploration and mine development company with properties in Nevada, Montana and California. An emerging silver company, International Silver’s common shares are traded on the OTCQB under the symbol ISLV.

Statements made which are not historical facts, such as anticipated payments or purchases are "forward-looking statements" and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. The information contained in this press release should not be construed as any indication whatsoever of the Company’s future financial condition or the future price of its common stock. Refer to the Company's Form 8-K, Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements.

International Silver's Home Page can be accessed on the Internet at www.internationalsilverinc.com.

SOURCE: International Silver, Inc.
International Silver, Inc.
Matthew J. Lang, Vice President - Administration, 520-889-2040 ext. 10

mlang@internationalsilverinc.com